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                                                                   Exhibit 99.3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis relates to the accompanying consolidated financial statements of Consolidated Edison, Inc. (Con Edison) and should be read in conjunction with the consolidated financial statements and the notes thereto. Except where noted, this discussion and analysis is presented on a consolidated basis.

CON EDISON'S BUSINESS

Con Edison is a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Con Edison's core business is energy distribution and it is also pursuing related growth opportunities in competitive businesses.

Con Edison's principal subsidiary is Consolidated Edison Company of New York, Inc. (Con Edison of New York), a regulated utility that provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

Orange and Rockland Utilities, Inc. (O&R) is also a regulated utility subsidiary of Con Edison. O&R, along with its regulated utility subsidiaries, provides electric service to over 280,000 customers and gas service to over 120,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.

Con Edison has four unregulated subsidiaries: Consolidated Edison Solutions, Inc. (Con Edison Solutions), a retail energy services company that sells electricity and gas to delivery customers of utilities, including Con Edison of New York and O&R; Consolidated Edison Energy, Inc. (Con Edison Energy), a wholesale energy supply company that enters into financial and commodity instruments as part of its energy trading activities; Consolidated Edison Development, Inc. (Con Edison Development), a company that develops generating projects; and Con Edison Communications, LLC (Con Edison Communications), a company that builds and operates fiber optic networks to provide wholesale telecommunications services. The unregulated subsidiaries participate in competitive energy supply and services businesses that are subject to different risks than those found in the businesses of the regulated utility subsidiaries. The unregulated subsidiaries accounted for approximately 8.2 percent of consolidated operating revenues and 1.7 percent of consolidated net income in 2001, and 5.0 percent of consolidated total assets at December 31, 2001.

SIGNIFICANT DEVELOPMENTS

The September 11, 2001 attack on the World Trade Center damaged electric, gas and steam transmission and distribution facilities of Con Edison of New York. See Note Q to the financial statements.

In 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station and its 1,000 MW nuclear generating unit and related assets for $642.5 million. See "Liquidity and Capital Resources
- Generation Divestiture," below. Con Edison of New York's remaining electric generating facilities consist of steam-electric plants located in New York City with an aggregate electric capacity of approximately 629 MW.

In April 2001 Con Edison of New York reduced its electric rates $209 million (on an annual basis). Together with previous decreases implemented since its 1997 Restructuring Agreement, Con Edison has decreased its electric rates by $691 million (on an annualized basis). See "Regulatory Matters - Electric," below.

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In March 2001 Con Edison and Northeast Utilities commenced litigation relating to their October 1999 merger agreement. See Note P to the financial statements.

CRITICAL ACCOUNTING POLICIES

Con Edison's financial statements reflect the application of the company's accounting policies. These accounting policies conform to accounting principles generally accepted in the United States of America. The accounting policies and the judgments and uncertainties affecting their application that are most important to the portrayal of Con Edison's financial condition and results of operations are discussed in the notes to the financial statements. It is likely that materially different amounts would be reported in financial statements under different conditions or using different assumptions.

Con Edison's critical accounting policies include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" and, in accordance with SFAS No. 71, the accounting requirements and rate making practices of the Federal Energy Regulatory Commission (FERC) and state public utility regulatory authorities having jurisdiction.

SFAS No. 71 specifies the economic effects that result from the cause and effect relationship of costs and revenues in the rate-regulated environment and how these effects are to be accounted for by a regulated enterprise. Revenues intended to cover some costs may be recorded either before or after the costs are incurred. If regulation provides assurance that incurred costs will be recovered in the future, these costs would be capitalized as deferred charges or "regulatory assets" under SFAS No. 71. If revenues are recorded for costs that are expected to be incurred in the future, these revenues would be accrued as deferred credits or "regulatory liabilities" under SFAS No. 71. Actions of a regulator may also reduce or eliminate the value of an asset of a regulated enterprise, or impose a liability (or eliminate a liability it imposed) on the enterprise. Authoritative accounting pronouncements that apply to enterprises in general also apply to regulated enterprises. However, enterprises subject to SFAS No. 71 are required to apply it instead of any conflicting provisions of standards in other authoritative pronouncements. If some of an enterprise's operations are regulated and meet the criteria specified in SFAS No. 71, it is applied only to that regulated portion of the enterprise's operations.

Critical accounting policies of Con Edison are referenced in Note A (Summary of Significant Accounting Policies), Note D (Pension Benefits), Note E (Post Retirement Benefits Other Than Pensions) and Note O (Derivative Instruments and Hedging Activities) to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

Con Edison's liquidity is dependent on its cash flows from its operating, investing and financing activities listed on the accompanying consolidated statement of cash flows and discussed below. As a result of these activities, cash and temporary cash investments increased $176.5 million at December 31, 2001 compared to December 31, 2000.

CASH FLOWS FROM OPERATING ACTIVITIES

Con Edison's cash flows from operating activities reflect principally its energy sales and its cost of operations. The volume of energy sales is dependent on factors external to Con Edison such as weather, economic conditions and technological developments. The prices at which Con Edison's utility subsidiaries provide energy to their customers are determined in accordance with rate agreements approved by the state public utility regulatory authority having jurisdiction - New York State Public Service Commission (NYPSC), New Jersey

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Board of Public Utilities (NJBPU) and Pennsylvania Public Utility Commission
(PPUC). See "Regulatory Matters," below. In general changes in the utility subsidiaries' cost of purchased power and gas affect the timing of cash flows but not net income because the costs are recovered in accordance with rate agreements. See "Recoverable Energy Costs" in Note A to the financial statements.

Net cash flows from operating activities in 2001 increased $332.5 million compared with 2000, principally as a result of lower energy costs which are reflected in decreased customer accounts receivable and recoverable energy costs, offset in part by decreased accounts payable balances. Net cash flows from operating activities in 2000 decreased $202.8 million compared to 1999, due principally to increased energy costs, including $90 million of replacement power costs that were not recovered from customers. See Note G to the financial statements.

Net income for common stock is a result of cash and non-cash transactions. Only cash transactions affect Con Edison's cash flow from operations. Principal non-cash charges include depreciation. Principal non-cash credits include accrued pension credits. Pension credits result from favorable past performance in Con Edison of New York's pension fund and assumptions about future performance. See Note D to the financial statements.

Con Edison's accounts receivable - customer, less allowance for uncollectible accounts decreased $296.6 million at December 31, 2001 compared with year-end 2000, due primarily to lower customer billings during the fourth quarter by Con Edison's utility subsidiaries, reflecting lower energy costs, offset in part by the timing of customer payments and the remaining receivables from the higher summer billings. Con Edison of New York's equivalent number of days of revenue outstanding (ENDRO) of customer accounts receivable was 29.6 days at December 31, 2001, compared to 29.7 days at December 31, 2000. For O&R the ENDRO was 23.6 days at December 31, 2001 and 33.4 days at December 31, 2000.

Recoverable energy costs decreased $130.2 million at December 31, 2001 compared with year-end 2000, reflecting decreased purchased power and gas costs, resulting from lower sales volumes. See "Recoverable Energy Costs" in Note A to the financial statements.

Gas in storage increased $28.4 million at December 31, 2001 compared with year-end 2000 due primarily to higher volumes resulting from lower withdrawals as a result of warmer weather in 2001 as compared to 2000.

Prepayments decreased $77.9 million at December 31, 2001 compared with year-end 2000 due primarily to a prepayment of Federal and State taxes of $70.0 million at year-end 2000 by Con Edison of New York.

The decreases in 2001 compared to 2000 in electric plant, accumulated depreciation, materials and supplies, nuclear decommissioning trust funds, and the regulatory assets for future Federal income tax, as well as the establishment in 2001 of a regulatory asset for the sale of Con Edison of New York's nuclear generating unit, reflect generation divestitures in 2001. See "Generation Divestiture," below.

Deferred environmental remediation costs increased $13.5 million at December 31, 2001 compared with year-end 2000, reflecting site investigation and remediation costs for Con Edison's utility subsidiaries deferred under current rate agreements. See Note F to the financial statements.

The $15.0 million increase in the regulatory asset for the workers' compensation reserve and the $15.0 million increase in the accumulated provision for injuries and damages at December 31, 2001 compared with year-end 2000 reflect primarily workers' compensation claims relating to alleged asbestos exposure. See Note F to the financial statements.

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For information about the regulatory asset for World Trade Center restoration costs, see Note Q to the financial statements.

Accounts payable decreased $355.1 million at December 31, 2001 compared with year-end 2000, due primarily to lower energy purchases in December 2001 as compared to December 2000.

Accrued taxes increased $82.3 million at December 31, 2001 compared to year-end 2000, primarily because, in light of the World Trade Center attack, the Federal government extended to January 2002 the due date for the final payment of 2001 income taxes for affected companies.

Regulatory liabilities increased $80.4 million at December 31, 2001 compared with year-end 2000, reflecting the deferral, pending future disposition by the NYPSC, of a $92.5 million refund from the New York Independent System Operator (NYISO) and an $81.5 million tax refund resulting from a casualty loss deduction taken by Con Edison of New York relating to the World Trade Center attack. These increases were offset in part by the recognition in income of $37 million of gains on generation divestiture, and $25.9 million of previously deferred New York Power Authority (NYPA) revenue increases related to the amortization of a NYPA revenue deficiency pursuant to terms of the agreements covering Con Edison of New York's electric rates. See "Restructuring Agreements" in Note A to the financial statements.

During 2001 other regulatory liabilities decreased $75.2 million, due primarily to a reduction of $80.6 million in the deferral related to New York State tax law changes. The reduction in the deferral was attributable to recognition in income of deferred state income tax expense and lower revenue-based tax collections. Changes in the New York State tax laws applicable to utility companies, effective January 1, 2000, repealed or reduced certain revenue-based taxes and instituted a net income-based tax. In June 2001 the NYPSC issued its final Order relating to these tax law changes. It authorized each utility to use deferral accounting to record the difference between taxes being collected and the tax expense resulting from the tax law changes, until those are incorporated into base rates.

CASH FLOWS USED IN INVESTING ACTIVITIES

Cash flows used in investing activities in 2001 decreased $494.9 million compared with 2000, due primarily to the receipt of proceeds from generation divestiture, which offset increased utility construction expenditures ($101.2 million) related to meeting load growth on Con Edison of New York's electric distribution system. See "Generation Divestiture" and "Capital Expenditures" below.

Con Edison's investments increased $176.4 million during 2001 compared with 2000, due principally to generation projects of Con Edison Development (see Note C to the financial statements), higher build-out costs of $42.6 million for Con Edison Communications and an expenditure of $25.5 million by Con Edison of New York to improve its underground facilities. This improvement will increase the capacity of Con Edison of New York to provide telecommunication companies access to install communication lines within Con Edison of New York's facilities.

In June 2000 Con Edison Development, purchased an 80 percent interest in a partnership that owns a 236-MW electric generating unit in Lakewood, New Jersey (the Lakewood Project) for $98.1 million.

Deferred real estate sale costs related to the demolition and remediation of a nine-acre development site in midtown Manhattan along the East River were $105.4 million at December 31, 2001 compared to $103.0 million at December 31, 2000. In 2000 Con Edison of New York agreed to sell this site for an expected price of $576 million to $680 million depending on zoning and other adjustments. The sale is subject to NYPSC

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approval and other conditions. The buyer paid Con Edison of New York $50 million as a down payment, which Con Edison of New York used to fund a portion of the demolition and remediation expenses. The down payment has been recorded as a regulatory liability.

CASH FLOWS USED IN FINANCING ACTIVITIES

Cash flows used in financing activities in 2001 increased $190.8 million compared with 2000, a result of decreased external borrowings and increased debt redemption.

External borrowings are a source of liquidity for companies that could be affected by changes in credit ratings, financial performance and capital markets. For information about Con Edison's credit ratings and certain financial ratios, see "Capital Resources," below.

Con Edison had $343.7 million of commercial paper and other short-term notes outstanding at December 31, 2001 and $255 million outstanding at December 31, 2000. Con Edison's average daily short-term borrowing outstanding in 2001 was $241.8 million compared with $319 million in 2000. The weighted average interest rate was approximately 4.6 percent in 2001 compared to approximately 6.4 percent in 2000. For additional information about Con Edison's short-term borrowing, see Note C to the financial statements.

In February 2001 Con Edison of New York redeemed $150 million of 6.5 percent 8-year debentures. In June Con Edison of New York issued $400 million of 7.5 percent 40-year debentures. In addition Con Edison of New York issued $224.6 million of variable rate 35-year tax-exempt debt (with an initial weekly rate of 2.25 percent) through the New York State Energy Research and Development Authority (NYSERDA), the proceeds of which were used in July 2001 to redeem, in advance of maturity, $228.2 million of tax-exempt debt with a weighted average interest rate of 7.2 percent. In November 2001 Con Edison of New York issued $98 million of variable rate 35-year tax-exempt debt (with an initial weekly rate of 1.9 percent) through NYSERDA, the proceeds of which were used to redeem, in advance of maturity, $100 million of tax-exempt debt with an interest rate of
6.375 percent. In December 2001 Con Edison of New York redeemed $150 million of variable rate 5-year debentures.

During 2000 Con Edison of New York repaid at maturity $275 million of debentures, with a weighted average annual interest rate of approximately 7.48 percent, and issued $975 million of 5-year and 10-year debentures, with a weighted average annual interest rate of approximately 7.39 percent. During 2000, O&R repaid at maturity $120 million of debentures, with a weighted average annual interest rate of 8.27 percent, and issued $55 million of 10-year, 7.5 percent debentures.

Con Edison purchased approximately 1.9 million shares of its common stock, at an aggregate cost of $60.7 million, in 2000. Through December 31, 2000, a total of
23.2 million shares were purchased under a stock repurchase program begun in 1998, at an average price of $43.13 per share, and a total cost of $1.0 billion. No purchases were made by Con Edison in 2001.

GENERATION DIVESTITURE

Con Edison sold most of its electric generating capacity in 1999. O&R completed the sale of all its generating assets prior to the completion of Con Edison's acquisition of O&R in July 1999.

In January 2001 Con Edison of New York completed the sale of its 480 MW interest in the jointly owned Roseton generating station for approximately $138 million. In September 2001 Con Edison completed the sale of its nuclear generating facilities and related assets for $504.5 million. The proceeds were net of a $73.8 million payment to increase the value of the nuclear decommissioning trust funds being transferred to $430

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million, the amount provided for in the sales agreement.

Net income for 2001 reflects neither the $37.1 million net after-tax gain on the Roseton sale (which was deferred as a regulatory liability) nor the $175.4 million net after-tax loss on the nuclear generating facilities sale which was deferred as a regulatory asset.

Con Edison of New York's remaining electric generating facilities consist of plants located in New York City with an aggregate capacity of approximately 629 MW.

For additional information about generation divestiture, see Note I to the financial statements.

CAPITAL RESOURCES

Con Edison is a holding company that operates only through its subsidiaries and has no material assets other than its interests in its subsidiaries. Con Edison expects to finance its capital requirements and the payment of dividends to its shareholders primarily from dividends it receives from its subsidiaries and through external borrowings, including commercial paper. Con Edison's ability to make payments on its external borrowings is dependent upon its receipt of dividends from its subsidiaries or proceeds from the sale of its securities or its interests in its subsidiaries. For information about restrictions on the payment of dividends by Con Edison of New York, see Note B to the financial statements.

In addition, Con Edison has determined to use authorized but previously unissued shares of its common stock instead of shares purchased on the open market for its Automatic Dividend Reinvestment and Cash Payment Plan, Stock Purchase Plan and Stock Option Plan. In 2001 1.9 million shares were purchased in the open market for these plans.

Con Edison expects its utility subsidiaries to finance their operations, capital requirements and payment of dividends to Con Edison from internally generated funds and external borrowings. For information about the company's $950 million commercial paper programs and revolving credit agreements with banks, see Note C to the financial statements.

In December 2001 the NYPSC authorized Con Edison's utility subsidiaries to issue not more than $1.95 billion of debt securities prior to 2006. The NYPSC also authorized the refunding of the utility subsidiaries' outstanding debt securities and preferred stock.

Con Edison's unregulated subsidiaries have financed their operations and capital requirements primarily with capital contributions from Con Edison, internally generated funds and external borrowings and off-balance sheet financing guaranteed by Con Edison. See Note J to the financial statements.

Con Edison's ratio of earnings to fixed charges for 2001, 2000 and 1999 and common equity ratio at December 31, 2001, 2000 and 1999 were:


                                                              2001    2000     1999
                                                              ---------------------
Earnings to fixed charges (SEC basis)                         3.49    3.10     4.04

Common equity ratio                                           49.6    49.1     53.1

The changes in interest coverage in these years reflect changes in pre-tax income and changes in interest charges due to debt issuances and refundings. Excluding a $130 million charge for replacement power costs (see Note G to the financial statements) and the $32.1 million charge for merger-related expenses (see Note P to

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the financial statements), Con Edison's ratio of earnings to fixed charges for
2000 would have been 3.47. The changes in the equity ratio reflect the issuance of debt.

The commercial paper of Con Edison and its utility subsidiaries is rated P-1 and A-1, respectively, by Moody's Investors Service, Inc. (Moody's) and Standard & Poor's Rating Services (S&P). S&P has assigned an issuer rating of A to Con Edison, which has not yet issued any long-term debt. The senior unsecured debt of Con Edison's utility subsidiaries is rated A1 and A+, respectively, by Moody's and S&P.

CAPITAL REQUIREMENTS

The following table compares Con Edison's capital requirements relating to its regulated and unregulated subsidiaries for the years 1999 through 2001 and estimated amounts for 2002 and 2003:


(Millions of Dollars)                      1999            2000              2001             2002               2003
-------------------------------- --------------- --------------- ----------------- ---------------- ------------------
Regulated utility
  construction
  expenditures                           $  678          $  959            $1,042           $1,307             $1,388
Investment in unregulated
  subsidiaries                              165             121               164              307                257
-------------------------------- --------------- --------------- ----------------- ---------------- ------------------
                  Sub-total                 843           1,080             1,206            1,614              1,645
Retirement of long-term
  securities at maturity                    225             395               638              337                185
-------------------------------- --------------- --------------- ----------------- ---------------- ------------------
         Total                           $1,068          $1,475            $1,844           $1,951             $1,830


The increased regulated utility construction expenditures in 2002 and 2003 reflect expenditures for permanent electric, gas and steam system restoration following the World Trade Center attack, incremental electric load growth and reliability programs, an increased level of gas infrastructure expenditures and the cost to repower Con Edison of New York's East River steam-electric generating plant.

The investment in unregulated subsidiaries reflects Con Edison's funding to the unregulated subsidiaries as well as the subsidiaries' own investments. At December 31, 2001 and 2000, Con Edison's investment in these subsidiaries, on an unconsolidated basis, was $473.5 million and $405.6 million, respectively.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

In the normal course of business, companies enter into contracts and make commitments. Accounting principles generally accepted in the United States of America do not require every obligation undertaken by a company to be included as a liability on its balance sheet. However, material off-balance sheet obligations are required to be disclosed in the footnotes to the financial statements.

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The following tables summarize Con Edison's material contractual obligations to make payments. Long-term debt and capital lease obligations are included on Con Edison's balance sheet. Operating leases and non-utility generator contracts (for which undiscounted future annual payments are shown) are disclosed in the footnotes to the financial statements.


(Millions of Dollars)                                                Payments Due by Period
                                                          Less than 1
Contractual Obligations                        Total         year        1-3 years      4-5 years     After 5 years
                                          -----------------------------------------------------------------------------
Long-term debt (Note B)                           $ 5,839         $311         $  785         $  350           $ 4,393
Capital lease obligations (Note J)                     79            8             15             14                42
Operating leases (Note J)                             412           50            135             77               150
Non-utility generator contracts (Note H)            8,679          541          1,082          1,054             6,002
                                          -----------------------------------------------------------------------------
Total                                             $15,009         $910         $2,017         $1,495           $10,587

Con Edison's material commercial commitments to make payments in addition to these contractual commitments are its guarantees of certain obligations of its subsidiaries. Con Edison estimates that, at December 31, 2001, the maximum aggregate amount of these guarantees, most of which expire or can be terminated within one year, totaled approximately $1.1 billion, of which approximately $456.2 million of underlying obligations to which guarantees relate were outstanding. The guarantees include Con Edison's guarantee in an amount not to exceed $239.7 million, of the residual value for an electric generating project leased by Con Edison Development (see Note J to the financial statements). In addition to the guarantees listed above, Con Edison
Development has $51.3 million of guarantees outstanding for obligations of its subsidiaries.

NON-EXCHANGE TRADED CONTRACTS ACCOUNTED FOR AT FAIR VALUE

Con Edison Energy is engaged in energy trading activities, in relation to which Con Edison recognized in income in 2001 unrealized mark-to-market pre-tax net gains of $9.6 million, reflecting changes in the fair value of derivative financial and commodity instruments. See "Financial Market Risks," below and Note O to the financial statements.

ELECTRIC POWER PURCHASES

In 2001 Con Edison's utility subsidiaries purchased substantially all of the energy they sold to customers pursuant to firm contracts with non-utility generators and others or through the NYISO's wholesale electricity market.

In general Con Edison's utility subsidiaries recover prudently incurred purchased power costs pursuant to rate provisions approved by the state public utility regulatory authority having jurisdiction. See "Financial Market Risks," below and "Recoverable Energy Costs" in Note A to the financial statements. From time to time certain parties have petitioned the NYPSC to review these provisions, the elimination of which could have a material adverse effect on Con Edison's financial position, results of operations or liquidity.

To reduce the volatility of electric energy costs, Con Edison's utility subsidiaries have firm contracts to purchase electric energy (including the output of the nuclear generating unit divested in 2001) and have entered

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into derivative transactions to hedge the costs of expected purchases for a substantial portion of the electric energy expected to be sold to customers in summer 2002. See Notes H and O to the financial statements.

Con Edison's utility subsidiaries do not expect to add long-term electric generation resources other than in connection with the re-powering of Con Edison of New York's East River generating plant, which will add incremental electric capacity of approximately 200 MW. In a July 1998 order, the NYPSC indicated that it "agree(s) generally that Con Edison of New York need not plan on constructing new generation as the competitive market develops," but considers "overly broad" and did not adopt Con Edison of New York's request for a declaration that, solely with respect to providing generating capacity, it will no longer be required to engage in long-range planning to meet potential demand and, in particular, that it will no longer have the obligation to construct new generating facilities, regardless of the market price of capacity.

REGULATORY MATTERS

ELECTRIC

In July 2001 the FERC concluded that the three independent system operators in the Northeastern United States, including the NYISO, should combine to form one regional transmission organization (RTO) and initiated a process with respect to issues associated with its formation. The terms and conditions pursuant to which an RTO for the Northeastern United States would be formed and operate have not been determined. FERC has, however, indicated that an RTO should have certain characteristics, including independence from market participants and operational authority for all transmission assets under its control, and perform certain functions, including tariff administration and design, congestion management, market monitoring, planning and expansion and interregional coordination. Con Edison's transmission facilities, other than those located underground, are currently controlled and operated by the NYISO.

In 1996 the NYPSC, in its Competitive Opportunities Proceeding, endorsed a fundamental restructuring of the electric utility industry in New York State, based on competition in the generation and energy services sectors of the industry.

In September 1997 the NYPSC approved a restructuring agreement among Con Edison of New York, the NYPSC staff and certain other parties (the 1997 Restructuring Agreement). Pursuant to the 1997 Restructuring Agreement, Con Edison of New York reduced electric rates on an annual basis by approximately $129 million in 1998, $80 million in 1999, $103 million in 2000 and $209 million in 2001, divested most of its electric generating capacity, and enabled all of its electric customers to be served by competitive energy suppliers. For additional information about the 1997 Restructuring Agreement, see Note A to the financial statements.

In November 2000 the NYPSC approved an October 2000 agreement (the 2000 Electric Rate Agreement) that, among other things, revises and extends the electric rate plan provisions of the 1997 Restructuring Agreement and addresses certain generation divestiture-related issues.

The electric rate plan provisions of the 2000 Electric Rate Agreement cover the five-year period ending March 2005. Pursuant to the 2000 Electric Rate Agreement, Con Edison of New York reduced the distribution component of its electric rates by $170 million on an annual basis, effective October 2000.

The 2000 Electric Rate Agreement continues the rate provisions pursuant to which Con Edison of New York recovers prudently incurred purchased power and fuel costs from customers. See "Recoverable Energy Costs" in Note A to the financial statements.

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For additional information about the 2000 Electric Rate Agreement, see "Rate and
Restructuring Agreements" in Note A to the financial statements.

O&R has entered into settlement agreements or similar arrangements with the NYPSC and the New Jersey and Pennsylvania public utility commissions, that provide for a transition to a competitive electric market and address customer/shareholder sharing of net synergy savings from Con Edison's July 1999 acquisition of O&R. See "Rate and Restructuring Agreements" in Note A to the financial statements.

GAS

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties that revised and extended the 1996 gas rate settlement agreement through September 2001. The 1996 agreement, with limited exceptions, continued base rates at September 1996 levels through September 2000.

On February 15, 2002, Con Edison of New York, the Staff of the NYPSC and several other participants in the current Con Edison of New York gas rate proceeding, submitted to the NYPSC for approval a settlement of various gas rate and restructuring issues for the three-year period ending September 30, 2004. The rate agreement reduces retail sales and transportation rates by approximately $25 million, on an annual basis.

In November 2000 the NYPSC also approved a gas rate settlement agreement between O&R, NYPSC Staff, and certain other parties covering the three-year period November 2000 through October 2003.

For additional information about the new gas rate agreements, see Note A to the financial statements.

STEAM

In November 2000 the NYPSC approved an agreement between Con Edison of New York, the NYPSC staff and certain other parties with respect to the steam rate plan filed by Con Edison in November 1999. The agreement provides for a $16.6 million steam rate increase, which took effect October 2000 and, with limited exceptions, for no further changes in steam rates prior to October 2004.

For additional information about the agreement, see Note A to the financial statements.

NUCLEAR GENERATION

In September 2001 Con Edison of New York completed the sale of its nuclear generating unit and related assets. For information about the sale, the NYPSC proceeding related to the outage of the unit in 2000 and additional information, see Note G and I to the financial statements.

FINANCIAL MARKET RISKS

Con Edison's primary market risks associated with activities in derivative financial instruments, other financial instruments and derivative commodity instruments are interest rate risk and commodity price risk.

The interest rate risk relates primarily to new debt financing needed to fund capital requirements, including utility construction expenditures and maturing debt securities, and to variable rate debt. See "Liquidity and

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Capital Resources - Capital Requirements," above.

In general the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are not subject to change for fluctuations in the cost of capital during the respective terms of the current rate agreements. The utility subsidiaries manage interest rate risk through the issuance of mostly fixed-rate debt with varying maturities and through opportunistic refundings of debt through optional redemptions and tender offers. In addition Con Edison and its subsidiaries, from time to time, have entered into derivative financial instruments to hedge interest rate risk.

In general the rates Con Edison's utility subsidiaries charge customers for electric, gas and steam service are subject to change for fluctuations in the cost of purchased power or gas during the respective terms of the current rate agreements. See "Electric Power Purchases," above and "Recoverable Energy Costs" in Note A to the financial statements. Con Edison's subsidiaries use derivative instruments to hedge purchases of electricity, gas and gas in storage.

At December 31, 2001 neither the fair value of the hedged positions outstanding nor potential, near-term derivative losses from reasonably possible near-term changes in market prices were material to the financial position, results of operations or liquidity of Con Edison. See Note O to the financial statements.

ENVIRONMENTAL MATTERS

For information concerning potential liabilities arising from laws and regulations protecting the environment, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), and from claims relating to alleged exposure to asbestos, see Note F to the financial statements.

IMPACT OF INFLATION

Con Edison is affected by the decline in the purchasing power of the dollar caused by inflation. Regulation permits Con Edison's utility subsidiaries to recover through depreciation only the historical cost of their plant assets even though in an inflationary economy the cost to replace the assets upon their retirement will substantially exceed historical costs. The impact is, however, partially offset by the repayment of the utility subsidiaries' long-term debt in dollars of lesser value than the dollars originally borrowed.

FORWARD-LOOKING STATEMENTS

This discussion and analysis includes forward-looking statements, which are statements of future expectation and not facts. Words such as "estimates," "expects," "anticipates," "intends," "plans" and similar expressions identify forward-looking statements. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, the outages at the nuclear generating unit sold in 2001 (see Note G to the financial statements), the Northeast Utilities litigation (see Note P to the financial statements), developments in energy and capital markets, technological developments, changes in economic conditions, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, and other presently unknown or unforeseen factors.

RESULTS OF OPERATIONS

Con Edison's earnings per share in 2001 were $3.22 ($3.21 on a diluted basis). Earnings per share in 2000 and 1999 were $2.75 ($2.74 on a diluted basis) and $3.14 ($3.13 on a diluted basis), respectively. Excluding a $130 million charge relating to replacement power costs (see Note G to the financial statements) and a $32.1 million charge for merger-related expenses (see Note P to the financial statements), earnings per share in 2000 would have been $3.24 ($3.23 on a diluted basis).

Earnings for the years ended December 31, 2001, 2000 and 1999 were as follows:


(MILLIONS OF DOLLARS)                                                           2001       2000      1999
----------------------------------------------------------------------------------------------------------
Con Edison of New York                                                          $649.5    $570.1*   $698.3
O&R                                                                               40.2      39.1      22.2**
Unregulated subsidiaries                                                          11.5       7.7     (10.9)
Other***                                                                         (19.0)    (34.1)     (9.0)
----------------------------------------------------------------------------------------------------------
       Con Edison                                                               $682.2    $582.8    $700.6
----------------------------------------------------------------------------------------------------------

* Includes a charge for the possible disallowance of $130 million of replacement power expenses.
** O&R earnings are for the period subsequent to its acquisition July 1999.
*** Includes parent company expenses, goodwill amortization and inter-company eliminations and a $32.1 million charge in 2000 for merger-related expenses.


Con Edison's earnings for 2001 increased $99.4 million compared with 2000, reflecting principally the effects of warmer than normal summer weather in 2001 ($76.3 million), a decrease in nuclear production expenses relating to the nuclear generating unit ($98.4 million), lower depreciation expenses ($60.2 million), increased pension credits ($53.1 million), gain on generation divestiture ($37.5 million), recognition of revenue related to previously deferred NYPA rate increases ($35.2 million), non-recurring charges in 2000 relating to Con Edison of New York's replacement power costs ($130 million) and merger related expenses ($32.1 million), and a net increase in earnings from the unregulated subsidiaries ($3.8 million), offset by electric rate reductions of approximately $375.6 million.

Con Edison's earnings for 2000 decreased $117.8 million compared with 1999, reflecting principally the effects of cooler than normal summer weather in 2000 as compared with warmer than normal summer weather in 1999 ($59.3 million), electric rate reductions of $139.3 million, higher distribution expenses of $19.7 million for the relocation of company facilities to avoid interference with municipal infrastructure projects, $48.3 million of increased interest charges and non-recurring charges of $130 million for replacement power costs and $32.1 million of merger-related expenses, offset in part by increased revenues resulting from the favorable economy of $26.1 million, $157.1 million of increased pension credits, an increase in earnings of $12.3 million from the unregulated subsidiaries and $16.9 million of increased O&R earnings.

Earnings reflect the levels of electric, gas and steam sales discussed below.

Con Edison's operating revenues in 2001 compared with 2000 increased by $202.6 million, and its operating income increased by $111.3 million. Operating revenues in 2000 compared with 1999 increased by $1.9 billion, and operating income decreased by $3.7 million.

A discussion of Con Edison's operating revenues and operating income by business segment follows. Con Edison's principal business segments are its electric, gas and steam utility businesses of its regulated utility subsidiaries and the businesses of its unregulated subsidiaries. For additional information about Con Edison's business segments, see Note N to the financial statements.

ELECTRIC

Con Edison's electric operating revenues in 2001 decreased $50.3 million from 2000 and in 2000 increased $1.1 billion from 1999. The decrease in 2001 reflects decreased purchased power costs (see "Recoverable Energy Costs" in Note A to the financial statements) and electric rate reductions of $375.6 million in 2001, offset by the effects of the warmer than normal summer weather when compared to cooler than normal weather for the 2000 period. The increase in 2000 reflects increased purchase power costs, offset in part by decreased sales resulting from the cooler summer weather in 2000 as compared with 1999, and electric rate reductions of approximately $139.3 million in 2000. Also, O&R's financial results are not included in earnings for the periods prior to its July 1999 acquisition by Con Edison.

Electricity sales volume for Con Edison's utility subsidiaries increased 3.1 percent in 2001 compared with 2000 and increased 1.7 percent in 2000 compared with 1999.

The increase in sales volume in 2001 reflects the warmer than normal summer weather and economic growth. Con Edison's electric sales vary seasonally in response to weather, and peak in the summer.

After adjusting for variations, weather and billing days, in each period, electricity sales volume for Con Edison of New York increased 2.4 percent in 2001 compared with 2000 and increased 3.6 percent in 2000 compared with 1999. For O&R weather adjusted electric sales increased 3.3 percent in 2001 compared with 2000 and increased 0.5 percent in 2000 compared with 1999.

Con Edison's electric operating income increased $93.2 million in 2001 compared with 2000. The increase in Con Edison's electric operating income reflects an increase in net revenues (operating revenues less fuel and purchased power) of $73 million. The increase in net revenues reflects principally increased sales ($76.3 million), recognition of revenue related to previously deferred NYPA rate increases ($35.2 million), gains on the sale of divested generation plants ($37.5 million), increased system benefit charges ($41 million), recovery of incremental non-utility generators cost ($31 million), reconciliation of state income tax and gross receipts tax ($110.8 million; see "Income Tax," below) and the reduction in net revenues in 2000 for replacement power costs ($130 million), offset by electric rate reductions of $375.6 million in 2001. Electric operating income also increased due to decreased other operations and maintenance expenses of $107.9 million and decreased depreciation and amortization expense of $69.1 million, offset in part by increased property taxes of $33.7 million, Federal income tax of $42.3 million and State income tax of $99.1 million (see "Income Tax," below).

The $107.9 million decrease in other operations and maintenance expenses reflects principally lower expenses related to Con Edison of New York's nuclear generating unit which was sold in September 2001 ($98.4 million), increased pension credits ($42.5 million) and decreased transmission expenses ($11.3 million), offset in part by higher distribution expenses ($13.4 million) for the relocation of company facilities to avoid interference with municipal infrastructure projects and increased system benefit charges ($41 million).

Con Edison's electric operating income decreased $57.6 million in 2000 compared with 1999, reflecting a decrease in Con Edison of New York's electric operating income of $76.7 million. The decrease in Con Edison of New York's electric operating income includes a reduction in net revenues (operating revenues less fuel and purchased power costs) of $325.3 million, (reflecting $59.3 million resulting from cooler than normal summer weather), $139.3 million of electric rate reductions and a $130 million charge for replacement power cost, offset in part by increased pension credits ($124.5 million) and decreased property taxes ($18.1 million), dividend and subsidiary capital taxes ($13.8 million) and income tax ($100.6 million). Electric operating income also reflects an increase in O&R's electric operating income of $19.2 million. O&R's electric operating income in 2000 was $47.5 million compared to $28.4 million recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

GAS

Con Edison's gas operating revenues increased $204.0 million in 2001 compared with 2000, reflecting an increased cost of purchased gas, offset in part by a reduction in customers' bills of $20.0 million, reflecting a refund of previously deferred credits and other provisions of the gas rate agreement approved by the NYPSC in November 2000. The increase in operating income of $3.7 million reflects principally an increase in net revenues (operating revenues less gas purchased for resale) of $5.4 million and increased pension credits of $8.2 million, and the recognition in income in the 2001 period of previously deferred gas credits ($7.0 million), offset in part by increased depreciation and amortization expense ($5.3 million), increased state income tax ($8.7 million; see "Income Tax" below) and higher distribution expenses of $3.0 million for the relocation of company facilities to avoid interference with municipal infrastructure projects.

Con Edison's gas operating revenues and gas operating income increased $261.9 million and $32.3 million, respectively, in 2000. These changes reflect changes in gas sales and transportation volumes. The changes in gas operating revenues also reflect increases in the cost of gas (see "Recoverable Energy Costs" in Note A to the financial statements). In addition the changes reflect O&R's gas operating revenues of approximately $183.4 million and O&R's gas operating income of approximately $11.1 million for 2000, compared to gas operating revenues of $56.4 million and $0.5 million of gas operating income recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

Firm gas sales and transportation volume for Con Edison's utility subsidiaries decreased 2.0 percent in 2001 compared with 2000 and increased 8.0 percent in 2000 compared with 1999.

Con Edison's gas sales and transportation vary seasonally in response to weather, and peak in the winter. The decrease in volume in 2001 compared with 2000 reflects the warmer 2001 winter compared with 2000. The increase in 2000 compared with 1999 reflects the colder 2000 winter compared to 1999.

After adjusting for variations, principally weather and billing days, in each period, gas sales and transportation volume to firm customers for Con Edison of New York increased 2.8 percent in 2001 compared with 2000 and increased 2.0 percent in 2000 compared with 1999. For O&R weather adjusted gas sales decreased
0.1 percent in 2001 compared with 2000 and increased 3.7 percent in 2000 compared with 1999.

A weather-normalization provision that applies to the gas businesses of Con Edison's utility subsidiaries operating in New York moderates, but does not eliminate, the effect of weather-related changes on gas operating income.

STEAM

Con Edison of New York's steam operating revenues increased $51.6 million in 2001 compared to 2000, reflecting primarily increased purchased steam and fuel costs (see "Recoverable Energy Costs" in Note A to the financial statements). Steam operating income increased $2.3 million in 2001 compared with 2000, reflecting an October 2000 rate increase of $16.6 million. Steam operating revenues and operating income increased $112.1 million and $6.1 million, respectively, in 2000 compared with 1999, primarily because of increases in purchased steam and fuel costs and the October 2000 rate increase.

Steam sales volume decreased 5.3 percent in 2001 and increased 0.8 percent in 2000. The decrease in 2001 reflects the warmer winter weather compared with 2000.

After adjusting for variations, principally weather and billing days, in each period, steam sales volume decreased 2.7 percent in 2001 and decreased 0.7 percent in 2000.

UNREGULATED BUSINESS

Operating revenues of Con Edison's unregulated subsidiaries decreased $8.0 million in 2001 compared to 2000, reflecting lower gas revenues of $140.8 million as a result of lower gas sales and commodity prices in the 2001 period compared to 2000, offset by higher revenues from energy trading of $84.4 million and the full-year ownership of the Lakewood Project of $33.3 million.

The unregulated subsidiaries' operating income increased $11.6 million in 2001 compared to 2000 due principally to lower gas costs and higher wholesale energy trading volumes.

The unregulated subsidiaries operating revenues increased $435.2 million in 2000 compared to 1999, reflecting higher wholesale energy trading activities. Operating income increased $27.3 million, due primarily to higher revenues from energy trading activities and lower operation and maintenance expenses.

TAXES, OTHER THAN INCOME TAXES

At $1.1 billion, taxes other than income taxes remain one of Con Edison's largest operating expenses.

The principal components of and variations in operating taxes were:


                                                                      Increase /  (Decrease)
----------------------------------------------------------------------------------------------
                                                                      2001 over     2000 over
(Millions of Dollars)                                  2001 Amount         2000          1999
----------------------------------------------------------------------------------------------
Property taxes                                         $    648.8       $  34.6       $  10.1
State and local taxes related to revenue
  receipts                                                  403.4         (22.1)        (72.2)
Payroll taxes                                                60.6           1.4           1.1
Other taxes                                                  26.3           3.4           3.0
----------------------------------------------------------------------------------------------
Total                                                  $  1,139.1*      $  17.3       $ (58.0)
----------------------------------------------------------------------------------------------

* Including sales taxes on customers' bills, total taxes, other than income taxes, billed to customers in 2001 were $1,519.9 million.

OTHER INCOME

Other income increased $11.5 million in 2001 compared with 2000, due principally to reduced federal income tax expense and the recognition in 2000 of $32.1 million of merger-related expenses, offset by the write-off in 2001 of an investment of $10.2 million in the New York City Discovery Fund, which invested in New York City based firms engaged in advanced technology. Other income decreased $44.2 million in 2000 compared with 1999, due principally to the recognition in 2000 of $32.1 million of merger-related expenses (see Note P to the financial statements) and the recognition in 1999 of $29 million of deferred federal income tax credits relating to generation divestiture (see Note I to the financial statements).

NET INTEREST CHARGES

Net interest charges increased $23.4 million in 2001 compared with 2000, reflecting $28.4 million of increased interest expense for Con Edison of New York related to long-term borrowings and $5.7 million of interest expense related to long-term borrowing for the Lakewood Project (which was purchased in June 2000 by Con Edison Development), offset in part by $10.6 million in 2000 for interest accrued on the net-after tax gain from Con Edison of New York's 1999 generation divestiture, prior to the disposition of this gain in 2000. See
Note I to the financial statements.

Net interest charges increased $69.9 million in 2000 compared with 1999, reflecting increased interest expense for Con Edison of New York related to short-term and long-term borrowings ($11.3 million and $26.2 million, respectively), and $10.6 million related to the 1999 generation divestiture. The increase also reflects $9.6 million of interest expense related to long-term borrowing for the Lakewood Project and $25.4 million of O&R's interest expense for 2000, compared with $15.4 million of O&R's interest recognized in the 1999 period following Con Edison's July 1999 acquisition of O&R.

INCOME TAX

Federal income tax increased $14.9 million in 2001 and decreased $89.3 million in 2000, reflecting the changes each year in income before tax, deductions related to removal costs and tax credits. In 2000 New York State implemented a tax law change that reduced or repealed certain revenue-based taxes and replaced them with the imposition of a net income based tax. As a result, state income taxes increased $120.6 million in 2001 compared with 2000, offset by a corresponding increase in other operating revenues for taxes no longer applicable but still being recovered through rates. The new state income tax expense is offset against the savings from the eliminated or reduced revenue taxes. Any over-collection or under-collection of these taxes is deferred for return to or recovery from customers. See Notes A and L to the financial statements.